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                          STATEMENT RE: COMPUTATION OF
                               PER SHARE EARNINGS

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
                                                                                YEARS ENDED DECEMBER 31,
                                                                       ------------------------------------------
                                                                          1996            1995           1994
                                                                       -----------    ------------    -----------

Average share outstanding...........................................    40,879,000      36,008,000     30,161,000
Average common and common Equivalent shares outstanding.............    40,879,000      36,008,000     30,161,000
Net income..........................................................   $(2,506,000)    $(4,867,000)  $(20,645,000)
Preferred stock dividend............................................   $(1,725,000)    $(1,725,000)  $ (1,683,000)
Computation of Earnings Per Share = Net Income/Average common
  equivalent shares.................................................   $(4,231,000)    $(6,592,000)  $(22,328,000)
                                                                        40,879,000      36,008,000     30,161,000
Earnings per share..................................................   $     (0.10)    $     (0.18)  $      (0.74)
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